UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                August 27, 1999
                Date of Report (Date of earliest event reported)


                            COVOL TECHNOLOGIES, INC.
                            ------------------------
             (Exact name of Registrant as specified in its charter)

            Delaware                        0-27808               87-0547337
--------------------------------- -------------------------- -------------------
(State or other jurisdiction of    (Commission File Number)     (IRS Employer
         incorporation)                                      Identification No.)


                              3280 N. Frontage Road
                                 Lehi, UT 84043
                                 --------------
                    (Address of principal executive offices)
                                   (Zip Code)


                                 (801) 768-4481
                                 --------------
              (Registrant's telephone number, including area code)


                                 Not Applicable
                                 --------------
         (Former name or former address, if changed since last report.)

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Certain  statements in this Report constitute  forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As such, actual results may vary materially from current expectations. For a discussion of certain of the factors that could cause actual results to differ from expectations, please see the information set forth under the caption entitled "Forward Looking Statements" in PART I, ITEM 2 of Covol's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999. There can be no assurance that Covol's results of operations will not be adversely affected by such factors. Covol undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management's opinion only as of the date hereof.


Item 5.           Other Events - Announcement of Sale of River Hill Facility

Covol announced on August 30, 1999 that it sold the Commonwealth/River Hill synthetic fuel facility. Sale of the four Company-owned facilities has been the primary focus of the Company's activities and the sale of the first of these occurred on August 27, 1999. This sale was consummated under a non-binding letter of intent Covol entered into on June 23, 1999 that was followed by an announcement on that date and the subsequent filing of a Form 8-K on July 7, 1999. Covol is actively continuing its efforts to sell the remaining three Company-owned facilities, either through consummation of the other non-binding letter of intent entered into on June 23, 1999, as previously announced, or through other possible transactions. The complete text of the August 30, 1999 announcement comprises the following four paragraphs and the last paragraph summarizes the accounting for the sale.

"Covol Technologies, Inc. announced today that it has sold the Commonwealth/River Hill synthetic fuel facility to an affiliate of a major U.S. electric utility company. The sales price consisted of a cash payment to Covol of $1,250,000, assumption and satisfaction of the facility debt, completion of capital improvements to the facility, along with an eight-year royalty arrangement with both Covol and the construction lender. The estimated total aggregate value of the transaction under this initial arrangement, including the present value of the projected royalty streams and the cost of expected improvements to the facility which are part of the transaction, is approximately $16 million.

Covol can both accelerate and increase its royalty interests upon obtaining firm synthetic fuel "off-take" agreements in excess of 100,000 tons per year and operating the facility at rated capacity for a ten-day period. Covol must achieve these performance milestones by June 30, 2000. The maximum amount under these provisions is achieved if "off-take" agreements to sell 360,000 tons per year are put in place for the synthetic fuel production of the facility. Further, Covol can receive an additional $4 million payment if the facility operates at 115% of capacity for a three-month period in any consecutive three months prior to December 31, 2001. If the Company achieves all of these potential performance milestones, the estimated total value of the transaction would be approximately $23 million.

Kirk A. Benson, Chief Executive Officer and Chairman of the Board, commented, "We are extremely pleased to be able to announce the sale of the first of the four Company owned facilities. We are aggressively pursuing a strategy of marketing our remaining three facilities and maximizing the value of our royalty interests."

The Company has entered into an agreement in which it will operate the Commonwealth/River Hill facility on behalf of the buyer. Covol has also entered into its standard supply agreements."

Covol has recognized a loss on the sale of approximately $1,750,000, which was calculated by subtracting the facility cost of approximately $8,000,000 from the initial sales proceeds of $6,250,000 ($1,250,000 cash plus debt assumption of $5,800,000, less $800,000 for which Covol remains legally liable). Covol will recognize revenue and a corresponding gain under the royalty arrangement upon receipt of the royalty payments and for achievement of performance milestones. If all milestones are met, the maximum transaction value of $23 million would be achieved and Covol would recognize up to $11.8 million of revenue with a corresponding gain in future periods.

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


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                               COVOL TECHNOLOGIES, INC.
                                               Registrant


Date: September 13, 1999                       /s/ Kirk A. Benson
                                               ----------------------------
                                               Kirk A. Benson
                                               Chief Executive Officer and
                                               Principal Executive Officer



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